Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of registered securities of WEX Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and by-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 175,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.
Common Stock
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of one-third of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by (i) the board of directors, (ii) the Non-Executive Chairman of the board of directors or the Chairman of the board of directors, if there be one, or (iii) the President, stating the place, date and hour of the meeting and the purpose of such meeting. At all meetings of stockholders at which a quorum is present and at which directors are to be elected, other than in a contested election, the election of directors by our stockholders will be determined by majority voting, meaning a nominee will be elected to the board of directors if the votes cast “for” such nominee’s election by the stockholders exceed the votes cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes “for” or “against” such nominee’s election). In a contested election, when a quorum is present, the election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Unless otherwise required by law, our certificate of incorporation or our by-laws, all other questions brought before a meeting of stockholders when a quorum is present shall be decided by the vote of the holders of a majority of the total number of votes of our capital stock represented and entitled to vote thereon.
Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders. The common stock does not have cumulative voting rights.
Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.
Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock, if any, will receive a preferential share of our assets before the holders of the common stock receive any assets.
Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Holders of shares of the common stock are not required to make additional capital contributions. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock
 Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of “blank check” preferred stock in one or more series. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.
Provisions of Our Certificate of Incorporation and By-laws and the DGCL That May Have Anti-Takeover Effects
Our certificate of incorporation and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors.
Board of Directors. Our certificate of incorporation and by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election.

Removal of Directors by Stockholders. Our certificate of incorporation and by-laws provide that members of our board of directors may only be removed for cause by a vote of the holders of at least 60% of the voting power of our then issued and outstanding capital stock entitled to vote in the election of directors. Under our certificate of incorporation and by-laws, any vacancy on the board of directors that results from an increase in the number of directors shall be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors shall be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Furthermore, our by-laws provide that the authorized number of directors may be changed only by the resolution of our board of directors.
Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director, other than a proxy access nomination (as described below), (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of (A) the 90th day prior to the annual meeting and (B) the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than 120 days prior to the special meeting and not later than the close of business on the later of (x) the 90th day prior to the special meeting and (y) the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
In addition, under the “proxy access” provision of our by-laws, a stockholder, or group of no more than 20 stockholders, owning at least 3% of the outstanding shares of our capital stock continuously for at least three years, may nominate and include in our proxy materials for an annual meeting of stockholders director nominees constituting up to two individuals or 20% of the board of directors, whichever is greater (subject to certain limitations further set forth in the by-laws), provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the by-laws, including that notice of a nomination be provided to the Company’s Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting.
No Action By Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our entire board of directors or the affirmative vote of the holders of at least 60% of the voting power of the shares entitled to vote at an election of directors. In addition, the affirmative vote of the holders of least 60% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of Articles V, VII, IX, X and XII of our certificate of incorporation.
Delaware Business Combination Statute. Section 203 of the DGCL is applicable to us. Section 203 could delay, deter or prevent us from entering into an acquisition. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.
The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:

•
prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Utah industrial bank. As owners of a Utah industrial bank, we are subject to Utah banking regulations that require any entity that controls 10 percent or more of our common stock to obtain the prior approval of Utah banking authorities. Federal law also prohibits a person or group of persons from acquiring “control” of us unless the Federal Deposit Insurance Corporation (“FDIC”) has been notified and has not objected to the transaction. Under the FDIC’s regulations, the acquisition of 10 percent or more of a class of our voting stock would generally create a rebuttable presumption of control. In addition, our certificate of incorporation requires that if any stockholder fails to provide us with satisfactory evidence that any required approvals have been obtained, we may, or will if required by state or federal regulators, restrict such stockholder’s ability to vote such shares with respect to any matter subject to a vote of our stockholders. These regulatory requirements may preclude or delay the purchase of a relatively large ownership stake by potential investors.

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